[LETTERHEAD OF COOPERS & LYBRAND L.L.P.]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Prospectus Supplement dated March 21, 1997 (to Prospectus dated December 4, 1996) of Prudential Securities Secured Financing Corporation relating to Emergent Home Equity Loan Trust 1997-1 of our report dated January 17, 1996, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Experts".


                                   /s/ COOPERS & lYBRAND L.L.P.
                                       ---------------------------------
                                       Coopers & Lybrand L.L.P.

New York, New York
March 25, 1997